July 10, 2019

Leader Funds Trust

315 W. Mill Plain Road, Suite 204

Vancouver, Washington 46204

Re:       Leader Funds Trust

Ladies and Gentlemen:

You have requested my opinion in connection with the registration by Leader Funds Trust, a Delaware statutory trust (the “Trust”), of an indefinite number of shares of beneficial interest (the “Shares”), par value $0.01, of its series, Leader Short Duration Bond Fund, Leader Total Return Fund and Leader Floating Rate Fund, authorized by the Trust’s Agreement and Declaration of Trust, to be filed with the Securities and Exchange Commission (“SEC”) as an exhibit to the Trust’s registration statement on Form N-1A (File Nos. 333-229484; 811-23419), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, documents and other instruments and certificates or comparable documents of public officials, and of officers and representatives of the Trust, and I have made such inquiries of the officers and representatives of the Trust, as I have deemed relevant and necessary as the basis for the opinion hereinafter set forth. In such examination, I have assumed, without independent verification, the genuineness of all signatures (whether original or a copy) and the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or copies. As to all questions of fact material to such opinion, I have relied upon the certificates referred to hereinabove. I have assumed, without independent verification, the accuracy of the relevant facts stated therein.

This letter expresses my opinion as to the provisions of the Trust’s Agreement and Declaration of Trust and the laws of the State of Delaware applying to statutory trusts generally but does not extend to federal securities or other laws or the laws of jurisdictions outside the State of Delaware. My opinion does not cover the adequacy of disclosure in the Fund’s registration statement nor the fairness or disinterestedness of the Trustees who approved the creation of the shares. The opinion expressed herein is given as of the date hereof, and I undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

Based on the foregoing, and subject to the qualifications set forth herein, I believe the Shares have been duly authorized, and, when issued and delivered as described in the Registration Statement, will be legally issued, fully paid, and nonassessable by the Trust. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Tina H. Bloom
Tina H. Bloom
Partner

TINA H. BLOOM ● PARTNER

4129 Beech Street ● Cincinnati, OH 45227 ● p: 513.708.6391

Practus, LLP ● Tina.Bloom@Practus.com ● Practus.com